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Exhibit 99.1

Thursday, September 30, 2004, 1:00 PM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

DENNIS L. BEVAN APPOINTED AS ISOLAGEN'S
VICE PRESIDENT INTERNATIONAL COMMERCIAL OPERATIONS

HOUSTON—(PRNewswire)—September 30, 2004—Isolagen, Inc. (AMEX: ILE) is pleased to announce that its Board of Directors appointed Dennis L. Bevan as Vice President of International Commercial Operations of Isolagen.

Mr. Bevan brings to Isolagen more than 30 years of progressive national and international experience in sales, marketing and general management in the pharmaceutical industry. He recently served as Senior Director of U.S. Sales for Dermik Laboratories, Inc. where he was involved in leading and directing the activities of a large sales organization in the United States. As Vice President of International Commercial Operations of Isolagen, Mr. Bevan will call on his prior experience as the Senior Director in Dermik's Asian operations where he successfully managed the establishment of an Asian joint venture pharmaceutical company taking it from start up to full and continuing operation with full P&L responsibility, and built a manufacturing plant. In addition Mr. Bevan established Dermik's Canadian business and served as General Manager in Canada.

Isolagen will utilize Mr. Bevan's experience of building strong relationships with government officials at federal, municipal, and provincial levels which are critical to operating in foreign markets. In addition, Mr. Bevan, who previously directed the successful launch of several major products in the European Union, and served as Managing Director of the Swiss subsidiary of a US pharmaceutical company, will be instrumental in the creation and implementation of its international marketing effort including pre-marketing and launch programs for the Isolagen Process.

"Dennis' experience in managing operations and commercializing new products in the U.S., European and Asian markets will be invaluable to Isolagen as we look to expand our commercial operations in foreign markets and launch the Isolagen Process in the United States," said Frank Delape, Chairman of Isolagen. "We look forward to the immediate contributions Dennis will make to our management team in this capacity."

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1